Exhibit 99.1

Rock of Ages Renews Credit Facility

CONCORD, NEW HAMPSHIRE, October 24, 2007 . . . Rock of Ages Corporation (NASDAQ: ROAC) announced today that it has entered into a new five year, $50,000,000 credit facility with its long term lending partner The CIT Group/Business Credit, Inc. The new credit facility replaces its existing credit facility, which would have expired on October 25, 2007. The new facility consists of a $20,000,000 revolving line of credit and a $30,000,000 term loan facility. The $2,000,000 block on revolver availability that had been put in place in connection with certain waivers provided by CIT in the past has been eliminated and the interest rate on both the revolving line of credit and term loan has been reduced by 25 basis points from the applicable levels on the old credit facility to prime on the revolving loan and prime plus 0.25% on the term loan.

As of the closing today, the outstanding balance on the revolving line of credit was about $9,000,000, a reduction of about $4,200,000 from the revolving loan balance as of December 31, 2006. The outstanding balance on the term loan facility was about $19,200,000 a reduction of about $1,600,000 from the term loan balance as of December 31, 2006. The initial term loan will be amortized with quarterly principal payments of $165,000 until it reaches $17,500,000 at which point the Company has no further obligation to make quarterly principal payments on the term loan as was the case under its old credit facility. The Company is obligated to make mandatory repayments on the term and revolving loans with the net proceeds of any asset sales.

About Rock of Ages

Rock of Ages (www.RockofAges.com) is the largest integrated granite quarrier, manufacturer and retailer of finished granite memorials and granite blocks for memorial use in North America.

Forward-Looking Statements

This press release contains statements that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations, estimates and projections about our business or expected events based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual events, results or outcomes may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, including the following:, our ability to maintain compliance with our covenants in our credit facility, our ability to successfully execute staff productivity improvements and sales and marketing programs; our ability to form and maintain relationships with funeral directors and other death care professionals; our ability to maintain compliance with our covenants in our credit facility; our ability to maintain and expand our relationships with independent retailers; changes in demand for our products; the timing of customer orders and deliveries; the impact of competitive products and pricing; the success of our branding programs; the excess or shortage of production capacity; weather conditions; and other risks discussed from time to time in the Company’s Securities and Exchange Commission filings and reports including, but not limited to, the risks discussed in the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2007. In addition, such statements could be affected by general industry and market conditions and growth rates, and general domestic and international economic conditions. Such forward-looking statements speak only as of the date on which they are made, and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release.

* * * * *

#4439